Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Clearfield, Inc. (the “Company”) of our report dated November 15, 2019, relating to the financial statements and the related statements of earnings, shareholders' equity and cash flows, and the effectiveness of internal control over financial reporting, which is included in the Company’s annual report on Form 10-K for the year ended September 30, 2019.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

May 1, 2020